Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-40486) of America West Holdings Corporation of our report dated June 27, 2003 relating to the financial statements and financial statement schedule of the America West Holdings Corporation Future Care 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Phoenix, Arizona
June 30, 2003